Delisting Determination, The Nasdaq Stock Market, LLC, October 17, 2007, Maxim Integrated Products, Inc. The Nasdaq Stock Market, LLC (the Exchange) has determined to remove from listing the common stock of Maxim Integrated Products, Inc. (the Company), effective at the open of business on October 29, 2007. Based on a review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange as it failed to comply with Marketplace Rule 4310(c)(14). The Company was notified of the Staffs determination on September 25, 2006. The Company requested a review of the Staffs determination before the Listing Qualifications Hearings Panel. Upon review of the information provided by the Company, the Panel exercised its discretionary authority to continue the Companys listing, conditioned upon the Company demonstrating compliance with Marketplace Rule 4310(c)(14) by March 26, 2007. The Panel notified the Company on January 19, 2007 that failure to regain compliance by March 26, 2007 would result in delisting. On February 28, 2007, the Nasdaq Listing and Hearing Review Council (the Council) called the Panel decision for review and stayed any decision to delist the Companys securities. After considering the written record in this matter, the Council exercised its discretionary authority to continue the Companys listing until July 18, 2007, subject to a demonstration of compliance with Rule 4310(c)(14) by that date. The Listing Council notified the Company on July 9, 2007 that failure to regain compliance by July 18, 2007 would result in delisting. On July 13, 2007, the Nasdaq Board of Directors (the Board) called for review the Council decision and stayed any decision to delist the Companys securities. After considering the written record in this matter, the Board exercised its discretionary authority to continue the Companys listing until September 25, 2007, subject to a demonstration of compliance with Rule 4310(c)(14) by that date. The Company was notified of the Boards decision on August 17, 2007. On September 25, 2007, the Securities and Exchange Commission (the SEC) issued an interim stay of any delisting of the Companys securities. On September 28, 2007, the SEC lifted its interim stay and denied the Companys motion to stay Nasdaqs determination to suspend the Companys securities for continued failure to comply with Marketplace Rule4310(c)(14). Staffs determination to delist the Companys shares became final on September 28, 2007, and the Companys securities were suspended from trading on the Exchange at the open of business on October 2,2007.